CleanSpark Provides Update on Hurricane Helene

Employees and infrastructure are safe

LAS VEGAS, Sept. 30, 2024 -- CleanSpark Inc. (Nasdaq: CLSK), America's Bitcoin Miner® (the "Company") today provided comments and updates on the impact of Hurricane Helene.

Statement from CEO Zach Bradford

In the wake of Hurricane Helene's destructive path across the Southeastern United States, we extend our deepest condolences to the communities, families, and individuals who have suffered loss, damage, and disruption due to this catastrophic event. We recognize the immense challenges faced by those in regions where the storm has left countless without power, water, and other basic necessities. The loss of life, including first responders who bravely served during this crisis, underscores the severity of Helene's impact. Our thoughts are with every person whose life has been altered by this hurricane.

The communities in rural Georgia, where our employees and their families reside and where we operate, have experienced this firsthand. The resilience shown by the affected communities and our employees, as they come together to support one another is a testament to the human spirit's indomitable nature. Our teams have been working hand in hand with the local utilities to mutually support the efforts to bring power back online to regions affected. Their grit and commitment have been outstanding.

I want to extend our deepest gratitude to our incredible teams who have demonstrated remarkable resilience and dedication in the face of this challenge. Your unwavering commitment to excellence, even under trying circumstances, has not gone unnoticed. The spirit of collaboration, grit, and perseverance you've shown is truly commendable. Thank you for your hard work, your adaptability, and for pushing through adversity with such determination. We continue to move forward and achieve our goals because of your efforts.

Most importantly, all our team members are safe. Additionally, our geographically diverse portfolio of sites allowed us to maintain approximately 10.5 EH/s at our sites in Northwest Georgia, Mississippi, and Tennessee throughout the storm. To ensure health and safety, and to avoid any undue pressure on the electrical grid, we shut 365 MW of our Southeast Georgia sites down as the hurricane began impacting the region.

Since then, we have been in regular communication with the local utilities to safely bring up the sites in a manner that ensured the local community was supported throughout the process. Within 24 hours, we were able to bring hashrate back to over 17.5 EH/s. We have now brought approximately 200 MW back online and expect to bring the remaining 165 MW online in the coming week after the utilities and communities around us receive power. The majority of the 165 MW remaining offline is projected to be restored to communities no later than October 4, 2024. Our teams are prepared to promptly restore normal operations as soon as power becomes available.

We have also thoroughly evaluated all of our sites and are pleased to report that we have experienced no material damage to any site infrastructure. We are not aware of any material losses related to our mining servers and will continue this evaluation as we energize the remaining sites. Our hashrate is currently at approximately 22 EH/s. When our sites are fully reenergized, we expect to reach standard operations at approximately 28 EH/s.

About CleanSpark

CleanSpark (Nasdaq: CLSK) is America's Bitcoin Miner®. We own and operate multiple data centers that primarily run on low-carbon power. Our infrastructure responsibly supports Bitcoin, the world's most important digital commodity and an essential tool for financial independence and inclusion. We cultivate trust and transparency among our employees and the communities we operate in. Visit our website at www.cleanspark.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In this press release, forward-looking statements include, but may not be limited to, statements regarding the Company's expectations, beliefs, plans, intentions, and strategies. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "targets," "projects," "contemplates," "believes," "estimates," "forecasts," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions. The forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: the timing of power being restored, potentially unknown damage due to the storm; the timing of energization of the storm affected data centers; anticipated additions and targets to CleanSpark's hashrate and the timing thereof; the risk that the electrical power available to our facilities does not increase as expected; the success of its digital currency mining activities; the volatile and unpredictable cycles in the emerging and evolving industries in which we operate; increasing difficulty rates for bitcoin mining; bitcoin halving; new or additional governmental regulation; the anticipated delivery dates of new miners; the ability to successfully deploy new miners; the dependency on utility rate structures and government incentive programs; dependency on third-party power providers for expansion efforts; the expectations of future revenue growth may not be realized; and other risks described in the Company's prior press releases and in its filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2023, and any subsequent filings with the SEC. Forward-looking statements contained herein are made only as to the date of this press release, and we assume no obligation to update or revise any forward-looking statements as a result of any new information, changed circumstances or future events or otherwise, except as required by applicable law.

Investor Relations Contact
Brittany Moore
702-989-7693
ir@cleanspark.com

Media Contact
Eleni Stylianou
702-989-7694
pr@cleanspark.com